                                  EXHIBIT 5

                     LETTER AGREEMENT, DATED JULY 9, 1997




July 9, 1997



Fujitsu Limited
Marunouchi Center Bldg.
6-1, Marunouchi 1-Chome
Chiyoda-ku, Tokyo 100
JAPAN



Dear Sirs:

      In connection with your consideration of a possible transaction involving Amdahl Corporation, a Delaware corporation (the "Company"), you agree that for a period (the "Restricted Period") commencing with the date of this letter agreement and ending on the earlier of (i) the first anniversary of the date of this letter agreement or (ii) the occurrence of a "Significant Event" (as defined below), neither you nor any of your Representatives (for purposes of this letter agreement, "Representative" shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants) and "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual) shall, without the prior written consent of the Company or its board of directors:

            (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person, except as your Representatives may do so for their own account or for the account of persons other than you or your affiliates;

            (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission (the "SEC")), or seek to advise or influence any person or entity with respect to the voting of any voting securities, except as your Representatives may do so in their capacities as members of the Company Board of Directors or in their capacities as agents or advisors of persons other than you or your affiliates;

            (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

            (d) form, join or in any way participate in a "group" as defined in
            Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing; or

            (e) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.


      During the Restricted Period, the Company agrees to promptly advise you of any inquiry or proposal made to it with respect to any Significant Event. For purposes of this letter agreement, (i) "Significant Event" shall mean any of (A) the public announcement by a bona fide offer of a proposal to acquire or the acquisition by any person or "13D Group" (as defined below) of beneficial ownership of "Voting Securities" (as defined below) of the Company representing 15% or more of the then outstanding Voting Securities of the Company; (B) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities of the Company which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of the Company owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities of the Company; or (C) the entry into by the Company, or determination by the Company to seek to, or commence negotiations to, enter into any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of the Company would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of common stock of the Company would be owned by persons other than the then current holders of shares of common stock of the Company, or which would result in all or a substantial portion of the Company's assets being sold to any person or 13D Group; (ii) "Voting Securities" shall mean shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of the Company shall be deemed to have been so converted, exchanged or exercised; and (iii) "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

      Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                    Very truly yours,

                                    AMDAHL CORPORATION



                                    By:  /s/ John C. Lewis
                                        ----------------------------------
                                         Name: John C. Lewis
                                         Title: Chairman, President & CEO

Accepted and agreed as of the
date first written above:

FUJITSU LIMITED



By:  /s/ Takashi Takaya
   -------------------------------------
     Name:  Takashi Takaya
     Title:  Member of the Board